EXHIBIT 99.1

                                                         Contact: Paul V. Maier
                                                           Senior Vice President
                                                     and Chief Financial Officer
                                                                    858-550-7573


        LIGAND ANNOUNCES PRELIMINARY UNAUDITED FINANCIAL RESULTS FOR 2005

         SAN DIEGO, CA - MARCH 16, 2006 -- Ligand Pharmaceuticals Incorporated (Pink Sheets: LGND) (the "Company" or "Ligand") announced preliminary unaudited financial results for its fourth quarter and fiscal year 2005.

         The Company also announced that the filing of the Annual Report on Form 10-K for fiscal year 2005 would be delayed to provide additional time to complete the evaluation and audit of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley ("SOX") Act of 2002. The SOX 404 process was delayed as a result of the restatement of our consolidated financial statements which did not conclude until late in 2005.

         Ligand has notified the Securities and Exchange Commission ("SEC") that the Company's Form 10-K for fiscal year 2005 will be delayed. The Company does not believe at this time that it will be able to file its Form 10-K by March 31, 2006 which would permit it to obtain a 15-day extension of the filing deadline under the SEC's rules. The Company expects to receive from its independent public accounting firm, as part of their audit report, a disclaimer of opinion, i.e., the non-expression of an opinion, related to management's assessment of internal control over financial reporting and the effectiveness of the Company's internal control over financial reporting. The Company also expects to report material weaknesses in internal control over financial reporting when the Form 10-K is filed. As a result of the delay in the filing of its Form 10-K, the Company will continue to discuss and review its relisting application with NASDAQ Staff following the filing of its Annual Report on Form 10-K.

        PRELIMINARY RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2005 SHOW
                 STRONG PRODUCT REVENUE GROWTH AND REDUCTION IN
                     NET LOSSES VERSUS PRIOR YEAR AS WELL AS
               SIGNIFICANT POSITIVE NET OPERATING CASH GENERATION

         The 2005 and the fourth quarter 2005 financial data and discussions presented in this press release are preliminary, unaudited, and unreviewed by BDO Seidman, LLP ("BDO"), the Company's independent public accountants. Consequently, they should be viewed as reflecting the Company's current expectations with due regard to items still to be completed as discussed elsewhere in this press release. Since the completion of the integrated audit required by the PCAOB's Audit Standard No. 2 for fiscal year 2005 is still ongoing, the 2005 financial data provided in this press release is subject to change and the changes, individually or in the aggregate, may be material to the Company's consolidated financial position, results of operation, or liquidity.

    TOTAL 2005 PRODUCT SALES INCREASE 38% WITH AVINZA(R) 62% OVER PRIOR YEAR

SUMMARY:
         Total revenues for the year ended December 31, 2005 were $176.6 million compared to $163.5 million for fiscal year 2004, an increase of 8%. Excluding the effect in 2004 of the sale of royalty rights of $31.3 million, total revenues would have increased from $132.2 million in 2004 to $176.6 million in 2005, an increase of 34%. Loss from operations was $26.5 million compared to $37.4 million for 2004, a decrease of 29%. Net loss for the year ended December 31, 2005 was $36.4 million ($0.49 per share) compared to $45.1 million ($0.61 per share) for 2004, representing a decrease of 19% (20% per share).

         For the fourth quarter ended December 31, 2005, total revenues were $49.1 million, compared to $67.1 million for the same 2004 period, a decrease of 27%. Total revenues in 2004 included revenues of $31.3 million for sale of royalty rights. Excluding the effect in 2004 of the sale of royalty rights, total revenues would have increased from $35.8 million in 2004 to $49.1 million in 2005, an increase of 37%. Net product sales also increased by 37% for the three months ended December 31, 2005, from $34.2 million for the same period in 2004 to $46.7 million in 2005. Net loss for the quarter ended December 31, 2005 was $2.7 million ($0.04 per share) compared to net income of $17.3 million for the same 2004 period.

         "Ligand's strong product sales growth of 37% in the fourth quarter of 2005 compared to the same period in 2004 reflects a 52% increase of AVINZA sales to $33.4 million and a 62% increase of AVINZA sales to $112.8 million for the full year 2005 compared to 2004," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "The continued progressive improvement in product gross margins to 82% in the fourth quarter of 2005 compared to 63% in the fourth quarter of 2004 contributed to an overall product gross margin of 76% for the full year 2005 compared to 67% for 2004. Coupled with declining operating expenses (excluding co-promotion expense) compared to the prior year, we achieved a reduction in quarterly operating losses to $0.7 million in the fourth quarter of 2005, an improvement sequentially in each quarter of 2005. In addition, the Company generated net operating cash of $8.4 million for the year ended December 31, 2005 and ended the year with $88.8 million in cash, cash equivalents, short-term investments, and restricted investments.

     "The continuing improvement in 2005 operating results and cash flow further strengthens the Company's financial profile and supports the ongoing strategic process during fiscal 2006. We are pleased with our 2005 growth compared to prior year, although we note that fourth quarter AVINZA (primarily due to our decision to eliminate some low margin Medicaid business) and ONTAK(R) product demand softened and our operating groups are working to improve that demand. We are also tackling the detailed, voluminous work of completing the evaluation of internal control over financial reporting required by Section 404 of SOX. Finishing this work, the integrated audit, and filing the 10-K is the top priority for our finance and accounting organization," said Maier.

  FOURTH QUARTER 2005 PRODUCT SALES INCREASE 37% AND AVINZA 52% OVER PRIOR YEAR

TOTAL NET PRODUCT SALES:
         Our total net product sales for the three months ended December 31, 2005 were $46.7 million compared to $34.2 million for the same 2004 period, an increase of 37%. Total net product sales for the year ended December 31, 2005 were $166.1 million compared to $120.3 million for the same 2004 period, an increase of 38%. A comparison of total net product sales by product is as follows (in thousands):

                                       Three months ended December 31,            Twelve months ended December 31,
                                    ---------------------------------------     --------------------------------------
                                           2005                  2004                 2005                 2004
                                    ------------------    -----------------     ----------------    ------------------
AVINZA(R)                                   $   33,426           $   22,012          $   112,793     $          69,470
ONTAK(R)                                         6,823                7,910               30,996                32,200
Targretin(R) capsules                            5,612                3,623               18,692                15,105
Targretin(R) and Panretin(R) gels                  856                  618                3,600                 3,560
                                    ------------------    -----------------     ----------------    ------------------
    TOTAL NET PRODUCT SALES                 $   46,717           $   34,163      $       166,081     $         120,335
                                    ==================    =================     ================    ==================

         Sales of AVINZA increased to $33.4 million for the three months ended December 31, 2005 compared to $22.0 million for the same 2004 period. Fourth quarter 2005 sales of AVINZA benefited from a $2.9 million reduction in the provision for losses on returns. This adjustment resulted from lower rates of return on lots of AVINZA that closed out in the fourth quarter of 2005, thereby lowering the historical weighted average rate of return used for estimating the allowance. For the year ended December 31, 2005, sales of AVINZA were $112.8 million compared to $69.5 million in 2004. The increase is due to price increase effects, higher prescriptions as a result of an increased level of marketing and sales activity, a shift in the mix of prescriptions to the higher doses of AVINZA and the product's position in state Medicaid and commercial formularies. Demand for AVINZA as measured by prescription levels increased by 27% in 2005 compared to 2004, as reported by IMS Health. Sales of AVINZA in 2005 also benefited from the full year impact of a 9% price increase effective July 1, 2004 and the partial year impact of a 7% price increase effective April 1, 2005. Net AVINZA product sales for 2005 were negatively impacted by an increase in Medicaid rebates and managed care rebates.

         Sales of ONTAK decreased to $6.8 million for the three months ended December 31, 2005 compared to $7.9 million for the same 2004 period. Sales of ONTAK were $31.0 million for the full year 2005 compared to $32.2 million in 2004. ONTAK sales in 2005 were negatively impacted by a 13% decrease in wholesaler outmovement due primarily to a decline in the office segment of the market, which has been impacted by negative changes in reimbursement rates. Growth in key areas in the hospital segment was not sufficient to offset the office segment trend. ONTAK sales for 2005 were also negatively impacted by a continued increase in chargebacks and rebates due to changes in patient mix and the evolving reimbursement rates. The decrease in

ONTAK unit sales was partially offset by the full year impact of a 9% price increase effective January 1, 2004 and the partial year impact of a 7% price increase effective January 1, 2005 and a 4% price increase effective July 1, 2005. We expect improved reimbursement rates for 2006 will benefit the office segment of the market.

         Sales of Targretin(R) capsules increased to $5.6 million for the three months ended December 31, 2005 compared to $3.6 million for the same 2004 period. For the full year 2005, sales of Targretin capsules were $18.7 million compared to $15.1 million in 2004. Based on information provided by IMS Health, U.S. demand for Targretin capsules, as measured by product outmovement, increased by 8% in 2005. Unit sales in Europe increased by 30%. Sales also benefited by the full year impact of a 7% price increase effective January 1, 2004 and a partial year impact of a 7% price increase effective January 1, 2005 and a 5% price increase effective July 1, 2005. As a result of the implementation of the Section 641 Demonstration Program and Medicare Part D, we expect improved patient access for Targretin in 2006.

GROSS MARGIN:
         Gross margin on product sales was 82.2% for the three months ended December 31, 2005 compared to 62.8% for the same 2004 period. Gross margin for the fourth quarter 2005 reflects the benefit of a $2.9 million reduction in the provision for losses on returns. Gross margin for the fourth quarter of 2004 reflects a charge to royalty expense of $3.0 million for deferred royalties at the end of a contracted royalty period for which we did not have offset rights.

         For the full year, gross margin on product sales was 76.0% in 2005, compared to 66.9% in 2004. The increase in the margin in 2005 is primarily due to the increase in sales of AVINZA which represented 67.9% of net product sales for 2005 compared to 57.7% for 2004 as well as to ONTAK margins which were positively impacted during 2005 by lower royalties as a result of the restructuring of the Company's royalty obligation to Lilly. This restructuring resulted in no royalty liability owed to Lilly in 2005. For both AVINZA and ONTAK we have capitalized license royalty and technology rights recorded in connection with the acquisition of the rights to those products and accordingly, margins improve as sales of these products increase and there is greater coverage of the fixed amortization of the intangible assets.

         Gross margins in 2005 were also favorably impacted by price increases on ONTAK, Targretin capsules and Targretin(R) gel which became effective January 1, 2004 and July 1, 2005 and for AVINZA which became effective July 1, 2004 and April 1, 2005. Under the sell-through revenue recognition method, changes to prices do not impact net product sales and therefore gross margins until product sells through the distribution channel.

COLLABORATIVE R&D/OTHER REVENUES:
         Collaborative research and development and other revenues for the three months ended December 31, 2005 were $2.4 million compared to $32.9 million for the same 2004 period. For the full year 2005, collaborative research and development and other revenues were $10.5 million in 2005 compared to $43.2 million for the same 2004 period. Fourth quarter 2004 other revenue included $31.3 million for the sale of royalty rights.

R&D:
         Research and development expenses were $13.9 million for the three months ended December 31, 2005 compared to $14.4 million for the same 2004 period. For the full year 2005, research and development expenses were $56.1 million compared to $65.2 million for the same 2004 period. Spending for new product development expenses accounted for the majority of the decrease, due primarily to a reduced level of spending on phase III clinical trials for Targretin capsules in NSCLC.

SG&A:
         Selling, general, and administrative expenses for the three months ended December 31, 2005 were $17.5 million compared to $15.7 million for the same 2004 period. For the full year 2005, selling, general, and administrative expenses were $74.7 million compared to $65.8 million for the same 2004 period. The increase for 2005 reflects a higher level of costs associated with additional Ligand sales representatives hired in the second and third quarter of 2004 to promote AVINZA and higher advertising and promotion expenses for AVINZA, ONTAK, and Targretin capsules. The 2005 period also reflects higher accounting, legal, and consulting expenses incurred in connection with the Audit Committee's review of the Company's consolidated financial statements, the restatement and re-audit of the Company's consolidated financial statements and ongoing shareholder litigation. We expect selling, general, and administrative expenses in 2006 to be higher than 2005 due to a continuing higher level of accounting expenses, particularly costs of compliance with the Sarbanes-Oxley Act, higher audit fees and consulting expenses, costs to be incurred in connection with employee retention agreements, and higher AVINZA related clinical, advertising and promotion expenses. Prior to the termination agreement with Organon, the companies shared equally all costs for clinical, advertising, and promotion activities. In connection with the termination of the co-promotion agreement starting in January 2006, we are now responsible for all such expenses.

CO-PROMOTION:
         Co-promotion expense payable to Organon for the three months ended December 31, 2005 was $10.0 million compared to $7.8 million for the same 2004 period. For the full year 2005, co-promotion expenses payable to Organon amounted to $32.5 million compared to $30.1 million for the same 2004 period. Prior to the restatement of our revenues to the sell-through revenue recognition method, we calculated the amount owed to Organon using the sell-in revenue recognition method. In connection with the agreement in January 2006 to terminate the co-promotion, the companies resolved their disagreement concerning prior co-promote fees and as a result, we paid Organon $14.75 million in January 2006. Resolution of this matter resulted in no material adjustment to amounts previously recorded in 2005 for co-promote expense. Additionally, in connection with the termination agreement, the companies agreed that Organon would be paid 30% of reported U.S. GAAP net sales for the fourth quarter of 2005. During the 2006 transition period through September 30, 2006, Organon will be paid 23% of reported U.S. GAAP net sales, subject to certain adjustments downward if minimum calls are not achieved. Additionally, the Company will pay Organon $37.75 million on or before October 15, 2006 and $10.0 million on or before January 15, 2007, provided that Organon has made its minimum required level of sales calls. Under certain conditions, including change of control, the cash payments will accelerate. In addition, after the transition period, the Company will make quarterly royalty payments to Organon equal to 6.5% of AVINZA net sales through December 31, 2012 and thereafter 6% through patent expiration, currently anticipated to be November of 2017.

LIQUIDITY:
         Cash, cash equivalents, short-term investments, and restricted investments totaled $88.8 million at December 31, 2005 compared to $114.9 million at December 31, 2004 and $75.6 million at September 30, 2005. Operating activities provided cash of $8.4 million in 2005 compared to $5.8 million in 2004.

STRATEGIC PROCESS:
         As announced on November 18, 2005, Ligand has retained UBS to explore all strategies to maximize shareholder value. That process remains ongoing and, as such, Ligand will not hold a conference call in conjunction with this release.

ABOUT LIGAND
         Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to http://www.ligand.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
         This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Ligand's judgment and involve risks and uncertainties as of the date of this release. These statements include statements containing words such as "expect" and "believe." The statements include those related to 2005 financial data, including revenues and demand, estimates and discussion including management's expectations and trend analyses, models, completion of the integrated audit and review of internal control over financial reporting under
Section 404 of Sarbanes-Oxley and the filing of Annual Report on Form 10-K for 2005, material weaknesses in internal control over financial reporting, progressive improvements in gross margins, declining operating expenses, improved ONTAK reimbursement rates, improved patient access to Targretin, higher SG&A expenses, expense offsets, cash resources, cash flow, the strategic process, and relisting on NASDAQ. Actual events or results may differ from Ligand's expectations, judgments, and beliefs. There can be no assurance as to when the audit and review of internal control over financial reporting will be completed or when the Company will file the Annual Report Form 10-K for 2005; that the Company will identify all material weaknesses or that it will successfully or timely remediate any identified material weakness or significant deficiencies; that gross margins, revenues or demand will continue on any trend or improve or that expenses will decline or be offset; that improvements in reimbursement rates or patient access will occur; that the Company will have adequate cash or cash flow for future periods; that the strategic process will be successful or yield preferred results or that the Company will be relisted on NASDAQ in any particular timeframe or at all. In addition, the Company's stock price may suffer as a result of matters including: the delay in the completion of the 404 evaluation and audit of internal control over financial reporting or the filing of Form 10-K; the results of the SEC's enforcement investigation currently being conducted with which the Company is co-operating. The Company's relationships with its vendors, stockholders or other creditors may also be adversely affected as a result.
         The 2005 financial data and discussions presented in this press release are preliminary, unaudited, and reflect the Company's current estimates. They should be viewed as reflecting the Company's expectations and with due regard to items still to be completed discussed elsewhere in this press release. Since the 2005 audit and review of internal control over financial reporting is ongoing, the 2005 financial information provided in this press release is subject to change and the changes, individually or in the aggregate, may be material to the Company's financial position, results of operation or liquidity.
         Moreover, current and future financial results depend on estimates and the proper operation of highly-complex accounting models, all of which are subject to change and errors. The Company has previously reported and expects to identify material weaknesses in its internal control over financial reporting which could have a material adverse effect in our ability to accurately and timely report financial information. Changes and/or errors in our financial data may be material either individually or in the aggregate. Any change, error or delay in preparing financial statements or filings could adversely affect our financial results, timeliness of SEC filings and stock price.
         Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the SEC, available via Ligand's web site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
     AVINZA, Targretin, ONTAK and Panretin(R) are registered trademarks of Ligand Pharmaceuticals Incorporated. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.
                                      ###

                       LIGAND PHARMACEUTICALS INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                 (in thousands, except share and per share data)

                                                                      Three Months Ended                         Year Ended
                                                                         December 31,                            December 31,
                                                        -----------------------------------     -----------------------------------
                                                             2005                2004                2005                2004
                                                        ---------------     ---------------     ---------------     ---------------



Revenues:
   Product sales                                              $ 46,717            $ 34,163           $ 166,081           $ 120,335
   Sale of royalty rights, net                                       -              31,275                   -              31,342
   Collaborative research and development and other
    revenues                                                     2,351               1,613              10,527              11,835
                                                        ---------------     ---------------     ---------------     ---------------
          Total revenues                                        49,068              67,051             176,608             163,512
                                                        ---------------     ---------------     ---------------     ---------------

Operating costs and expenses:
   Cost of products sold                                         8,308              12,722              39,847              39,804
   Research and development                                     13,905              14,374              56,075              65,204
   Selling, general and administrative                          17,505              15,666              74,656              65,798
   Co-promotion                                                 10,029               7,845              32,501              30,077
                                                        --------------     ---------------     ---------------     ---------------
          Total operating costs and expenses                    49,747              50,607             203,079             200,883
                                                        ---------------    ---------------     ---------------     ---------------

Income (loss) from operations                                     (679)             16,444             (26,471)            (37,371)

Other income (expense), net                                     (2,038)              1,086              (9,869)             (7,537)
                                                        ---------------     ---------------     ---------------     ---------------

Income (loss) before income taxes                               (2,717)             17,530             (36,340)            (44,908)

Income tax expense                                                  (5)               (196)                (59)               (233)
                                                        ---------------     ---------------     ---------------     ---------------

Net income (loss)                                             $ (2,722)           $ 17,334           $ (36,399)          $ (45,141)
                                                        ===============     ===============     ===============     ===============

Basic per share amounts:
   Net income (loss)                                           $ (0.04)             $ 0.23             $ (0.49)            $ (0.61)
                                                        ===============     ===============     ===============     ===============
   Weighted average number of common shares                 74,057,555          73,860,662          74,019,501          73,692,987
                                                        ===============     ===============     ===============     ===============

Diluted per share amounts:
   Net income (loss)                                           $ (0.04)             $ 0.20             $ (0.49)            $ (0.61)
                                                        ===============     ===============     ===============     ===============
   Weighted average number of common shares                 74,057,555          99,449,757          74,019,501          73,692,987
                                                        ===============     ===============     ===============     ===============

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                 (in thousands)


                                                                 December 31, 2005          December 31, 2004 *
                                                                ---------------------     ------------------------
Assets
Current assets:
  Cash, cash equivalents and short-term investments                         $ 86,930                    $ 112,492
  Other current assets                                                        46,037                       55,715
                                                                ---------------------     ------------------------
      Total current assets                                                   132,967                      168,207
Restricted investments                                                         1,826                        2,378
Property and equipment, net                                                   22,483                       23,647
Acquired technology, product rights and royalty buy-down, net                146,770                      127,443
Other assets                                                                  10,573                       10,791
                                                                ---------------------     ------------------------
                                                                           $ 314,619                    $ 332,466
                                                                =====================     ========================

Liabilities and Stockholders' Deficit
Current liabilities, excluding deferred revenue                             $ 77,692                     $ 64,184
Current portion of deferred revenue, net                                     157,519                      152,528
Long-term debt                                                               166,745                      167,089
Other long-term liabilities                                                   10,737                       11,637
Common stock subject to conditional redemption                                12,345                       12,345
Stockholders' deficit                                                       (110,419)                     (75,317)
                                                                ---------------------     ------------------------
                                                                           $ 314,619                    $ 332,466
                                                                =====================     ========================




* Certain reclassifications have been made to amounts included in the condensed consolidated balance sheet as of December 31, 2004 to conform to the current year presentation.